EXHIBIT A

DEMAND TO CALL A SPECIAL MEETING

Riley Investment Partners Master Fund, L.P.

c/o Riley Investment Management LLC

11100 Santa Monica Blvd., Suite 800

Los Angeles, CA 90025

July 19, 2007

VIA OVERNIGHT DELIVERY, REGISTERED MAIL AND FACSIMILE

Regent Communications, Inc.

2000 Fifth Third Center

511 Walnut Street

Cincinnati, Ohio 45202

Attention: Secretary and President

Dear Sir or Madam:

Riley Investment Partners Master Fund, L.P. (“RIP”) is a holder of record of 1,000 shares of common stock, $.01 par value per share (“Common Stock”), of Regent Communications, Inc. (the “Company”). A copy of RIP’s stock certificate is attached. In addition, RIP is the beneficial holder of 2,587,913 shares of Common Stock.

As a holder of record, RIP hereby requests that you call a special meeting of the Shareholders of the Company (the “Special Meeting”) to be held at 10:00 a.m., Cincinnati, Ohio time, on September 3, 2007 at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio 45202 for the following purposes and to conduct the following business:

1.

To amend Section 1 of Article II of the Company’s Amended and Restated By-laws, by replacing it in its entirety with the following:

SECTION 1. NUMBER OF DIRECTORS. The number of directors that shall constitute the entire Board shall be nine (9) until changed by the Board of Directors pursuant to the affirmative vote of a majority of the directors then in office or approval of the stockholders. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office, unless at the time of such decrease, there are vacancies on the Board of Directors which are being eliminated by the decrease. This provision may not be amended by the Board of Directors and may only be amended by stockholders holding the voting power of a majority of the shares present and entitled to vote at the meeting.

2.

To amend Section 4 of Article II of the Company’s Amended and Restated By-laws, by replacing it in its entirety with the following:

SECTION 4. VACANCIES IN THE BOARD OF DIRECTORS. In the event a vacancy in the Board of Directors or any director’s office is created by reason of death, resignation, disqualification, removal or other cause or by reason of any increase in the authorized number of directors, the directors then in office, though less than a majority of the whole authorized number of directors, by the vote of a majority of their number, or a sole remaining director may fill such vacancy for the unexpired term; provided that any vacancy in the Board of Directors that results from an increase in the number of directors approved by the stockholders or the removal of a director by the stockholders shall be filled by stockholders at a meeting or special meeting holding a plurality of the voting power of the shares present and entitled to vote at such meeting. This provision may not be amended by the Board of Directors and may only be amended by stockholders holding the voting power of a majority of the shares present and entitled to vote at the meeting.

3.

To elect John Ahn, Bob D’Agostino, Jared Davis and Joseph Patrick Hannan, to the Company’s Board of Directors to fill the vacancies on the Board of Directors.

4.

To repeal each provision of or amendment to the Company’s Amended and Restated By-laws (other than any amendments contemplated by the foregoing proposals) adopted after the version of the by-laws included as Exhibit 3(i) to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, as filed with the Securities and Exchange Commission on November 9, 2005.

RIP further requests that, at such time as the Company has received requests from other stockholders who, together with the Shares, hold in excess of 20% of the Company’s outstanding stock, the Company set the date and time of the special meeting as requested above. This Notice shall serve to satisfy the notice requirements of Section 2 of Article I of the By-laws as to the below described nominations and proposals. RIP demands that voting at the Special Meeting be conducted by a stock vote pursuant to Section 6 of Article I of the By-laws.

RIP reserves the right to nominate substitute persons to the Board of Directors if the Company makes or announces any changes to its By-laws, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the nominees to the Board of Directors. To the extent that the size of the Board of Directors is increased above five (5), then

RIP reserves the right to nominate additional nominees to be elected to the Company’s Board of Directors at the Special Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position that any attempt to increase the size of the current Board of Directors constitutes an unlawful manipulation of the Company’s corporate machinery.

RIP, is reserving the right, consistent with the requirements of applicable law, to submit additional proposals, fewer proposals or different proposals at the Special Meeting. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the any of the foregoing proposals at the Special Meeting, or if any individual nominee to the Board of Directors shall be unable to serve, this Notice shall continue to be effective with respect to the remaining proposals, the remaining nominees and as to any replacement nominee.

***

Sincerely,

Riley Investment Partners Master Fund, L.P.
By: Riley Investment Management LLC, its general partner

By:	/s/ JOHN AHN
Name: John Ahn
Title: Principal

Attachment

3